Exhibit 99.1

Media Contact: Kathy Fieweger

Email: kfieweger@arcb.com

Phone: 479-719-4358

Investor Relations Contact: David Humphrey

Title: Vice President – Investor Relations

Email: dhumphrey@arcb.com

Phone: 479-785-6200

ArcBest Board Director To Retire; New Member Added

FORT SMITH, Arkansas, December 9, 2019 — ArcBest® (Nasdaq: ARCB), a leading logistics company with creative problem solvers who deliver innovative solutions, today announced that William M. Legg will retire from the Board of Directors in 2020 and that one new director has been added.

The new director is Fredrik J. Eliasson, whose term began Dec. 5. The appointment of Eliasson to the board brings the total ArcBest board membership to 10 until Legg’s retirement in May 2020.

Legg was elected to the board in April 2002 and is a member of the Audit Committee. He will retire at the conclusion of ArcBest’s annual meeting of stockholders in 2020, as he will have reached the company’s mandatory retirement age.

“We are very grateful to Bill Legg for his service to our company,” said Judy R. McReynolds, ArcBest chairman, president and CEO. “Over the past 18 years, Bill has helped guide our company with his tremendous transportation and logistics knowledge and capital markets expertise. He has played an instrumental role on our board, and we will miss his wise counsel. I wish him all the best in retirement.”

Eliasson, 49, is executive vice president and chief financial officer of Change Healthcare Inc. (Nasdaq: CHNG). He joined Change Healthcare in 2018 after a 22-year career at CSX Corporation, where he served as executive vice president and chief financial officer, as well as chief sales and marketing officer. Change Healthcare is one of the largest independent healthcare IT companies in the United States.

“With his expertise in finance, logistics and technology, Fredrik brings to the board a broad, strategic skill set that will be a great resource for ArcBest as we build informed, trusted, innovative relationships with shippers and capacity providers in our rapidly evolving industry,” McReynolds said.

Eliasson will be appointed to the Audit Committee effective Jan. 1, 2020. Shareholders elect ArcBest directors annually. Eliasson will be up for election to a new term at the company’s 2020 annual meeting.

ABOUT ARCBEST

ArcBest® (Nasdaq: ARCB) is a leading logistics company with creative problem solvers who deliver innovative solutions. We’ll find a way to deliver knowledge, expertise and a can-do attitude with every shipment and supply chain solution, household move or vehicle repair. At ArcBest, we’re More Than LogisticsSM. For more information, visit arcb.com.

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